The information in this prospectus supplement is not complete and may change. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to 424(B)(3)
Registration No. 333-138649
Prospectus Supplement, Subject to Completion, dated August 13, 2007
(to Prospectus dated November 13, 2006)

$          % Notes due

$          % Notes due

$          % Notes due

Interest payable           and

Johnson & Johnson will pay interest on the Notes on           and           of each year. The first such payment will be made on          , 2008. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000. Johnson & Johnson may redeem some or all of the Notes at any time at the make-whole redemption prices described in this prospectus supplement. Our principal office is located at One Johnson & Johnson Plaza, New Brunswick, NJ 08933. Our telephone number is (732) 524-0400.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of the Notes or determined that this Prospectus Supplement or the attached Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to		Underwriting		Proceeds to Us,
	Public		Discount		Before Expenses

Per % Note		%		%		%

Total	$		$		$

Per % Note		%		%		%

Total	$		$		$

Per % Note		%		%		%

Total	$		$		$

We expect to deliver the Notes in book-entry form only through the facilities of The Depository Trust Company and its participants, including Euroclear and Clearstream, against payment on or about          , 2007.

Joint Book-Running Managers

Goldman, Sachs & Co.	JPMorgan

Citi	Deutsche Bank Securities

       , 2007

In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

We are offering to sell the Notes only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than its respective date.

Forward-looking statements

This prospectus contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Johnson & Johnson’s expectations and projections. Risks and uncertainties include general industry conditions and competition, economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Exhibit 99 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. Copies of this Form 10-K, as well as subsequent filings, are available online at www.sec.gov, www.jnj.com or on request from Johnson & Johnson. Johnson & Johnson does not undertake to update any forward-looking statements as a result of new information or future events or developments.

Where you can find more information

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities and warrants:

•	Annual report on Form 10-K for the year ended December 31, 2006;

•	Quarterly report on Form 10-Q for the quarter ended April 1, 2007;

•	Quarterly report on Form 10-Q for the quarter ended July 1, 2007; and

•	Current reports on Form 8-K filed February 7, 2007, February 15, 2007, March 2, 2007, March 2, 2007 (this report on Form 8-K/A includes historical and pro forma financial information relating to the Pfizer Consumer Healthcare acquisition), April 27, 2007, May 7, 2007, June 12, 2007, July 11, 2007 and July 31, 2007.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address.

Corporate Secretary’s Office
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
(732) 524-2455

Use of proceeds

Johnson & Johnson intends to use the net proceeds of the offering of notes for general corporate purposes including the repayment of a portion of the outstanding commercial paper, issued to fund the Pfizer Consumer Healthcare acquisition. At August 9, 2007 the amount of paper outstanding was $3,294,363,000 with a weighted average interest rate of 5.172% and a weighted average remaining maturity of 76 days.

Ratio of earnings to fixed charges

The ratio of earnings to fixed charges represents our historical ratio and is calculated on a total enterprise basis. The ratio is computed by dividing the sum of earnings before provision for taxes and fixed charges (excluding capitalized interest) by fixed charges. Fixed charges represent interest (including capitalized interest) and amortization of debt discount and expense and the interest factor of all rentals, consisting of an appropriate interest factor on operating leases.

	Six months
	ended	Fiscal year ended
	June 30,	December 31,	January 1,	January 1,	December 28,	December 29,
	2007	2006	2006	2005	2003	2002

Ratio of Earnings to Fixed Charges	35.25	53.42	53.44	30.89	24.68	25.37

Description of the notes

The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities set forth under the heading “Description of Debt Securities” in the accompanying Prospectus, to which description reference is hereby made.

General

The Notes offered hereby will be our unsecured obligations and will be issued under an Indenture dated as of September 15, 1987 between us and BNY Midwest Trust Company (formerly known as Harris Trust and Savings Bank), Chicago, Illinois, as Trustee (the “Trustee”), as amended by a First Supplemental Indenture dated as of September 1, 1990 (the “Indenture”). The  % Notes will mature on          . The     % Notes will mature on          . The     % Notes will mature on          .

The Notes will bear interest from          , 2007 or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on           and           of each year, beginning          , 2008, to the beneficial owners of the Notes at the close of business on the applicable record date, which is the           or           next preceding such interest payment date. The     % Notes will bear interest at the rate of     % per annum, the     % Notes will bear interest at the rate of     % per annum and the     % Notes will bear interest at the rate of     % per annum.

The Notes will be entitled to the benefits of our covenants described under the caption “Description of Debt Securities—Certain Covenants” in the accompanying Prospectus.

Notes will be issued in minimum denominations of $2,000 and additional increments of $1,000. The Notes do not have the benefit of a sinking fund.

Optional redemption

Johnson & Johnson may redeem the Notes at its option at any time, either in whole or in part upon at least 30 days, but not more than 60 days, prior notice given by mail to the registered address of each Holder of the notes to be redeemed. If Johnson & Johnson elects to redeem the Notes, it will pay a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to, but not including, the redemption date:

•	100% of the aggregate principal amount of the Notes to be redeemed on the redemption date; or

•	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, Johnson & Johnson will discount such payments to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus     % in the case of the     % Notes,     % in the case of the     % Notes and     % in the case of the     % Notes.

The following terms are relevant to the determination of the redemption price.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding that redemption date) of the Comparable Treasury Issue. In determining this rate, Johnson & Johnson will assume a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means Goldman, Sachs & Co., J.P. Morgan Securities Inc., Citigroup Global Markets Inc. or Deutsche Bank Securities Inc. or their respective successors as may be appointed from time to time by Johnson & Johnson; provided, however, that if either of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), Johnson & Johnson will substitute another primary treasury dealer.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the arithmetic average of four Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer as of 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Reference Treasury Dealer” means Goldman, Sachs & Co., J.P. Morgan Securities Inc., Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., and each of their respective successors and any other primary treasury dealers selected by Johnson & Johnson.

“Remaining Scheduled Payments” means, with respect to any Note to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Note, the amount of the next scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

A partial redemption of the Notes may be effected by such method as the trustee may deem fair and appropriate and may provide for the selection for redemption of portions (equal to the minimum authorized denomination for the Notes or any integral multiple thereof) of the principal amount of Notes of a denomination larger than the minimum authorized denomination for the Notes. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the trustee by a method the trustee deems to be fair and appropriate.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Once notice of redemption is mailed, the Notes called for redemption will become due and payable on the redemption date and at the applicable redemption price, plus accrued and unpaid interest to the redemption date.

Unless Johnson & Johnson defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes, or portions thereof, called for redemption. On or before the redemption date, Johnson & Johnson will deposit with a paying agent (or the trustee) money sufficient to pay the redemption price of and accrued interest on the Notes to be redeemed on that date.

Further issues

We may from time to time, without notice to, or the consent of, the registered holders of any series of Notes, create and issue further notes equal in rank to any series of the Notes offered by this Prospectus Supplement in all respects (or in all respects except for the payment of interest accruing prior to the issue date of the further notes or except for the first payment of interest following the issue date of the further notes). These further notes may be consolidated and form a single series with any existing series of Notes and will have the same terms as to status, redemption or otherwise as that existing series of Notes.

Book-entry system

The Notes will be issued in fully registered form and will be represented by a global certificate or certificates (the “Global Security”) registered in the name of a nominee of The Depository Trust Company (“DTC” or the “Depositary”). The Global Security representing the Notes will be deposited with, or on behalf of, the Depositary. Investors may elect to hold interests in the Global Security through the Depositary, Clearstream Banking, Societe Anonyme, which we refer to as “Clearstream, Luxembourg,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream, Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream, Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Citibank, N.A. will act as depositary for Clearstream, Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear, which we refer to in such capacities as the “U.S. Depositaries.” The Notes will not be exchangeable for certificates issued in definitive, registered form (“Certificated Notes”) at the option of the holder and, except as set forth below, will not otherwise be issuable in definitive form.

DTC has advised us and the Underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct Participants” include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect

Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtc.com.

Clearstream, Luxembourg advises that it is incorporated under the laws of Luxembourg as a bank. Clearstream, Luxembourg holds securities for its customers, which we refer to as “Clearstream, Luxembourg Customers,” and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Customers through electronic book-entry transfers between their accounts. Clearstream, Luxembourg provides to Clearstream, Luxembourg Customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic securities markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream, Luxembourg is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Clearstream, Luxembourg Customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Clearstream, Luxembourg Customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream, Luxembourg is also available to other institutions such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Customer.

Distributions with respect to the Notes held through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Customers in accordance with its rules and procedures, to the extent received by the U.S. Depositary of Clearstream, Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants, which we refer to as “Euroclear Participants,” and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the “Euroclear Operator,” under contract with Euroclear Clearance Systems, S.C., a Belgian cooperative corporation, which we refer to as the “Cooperative.” All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks, including central banks, securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the “Terms and Conditions.” The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the Notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Euroclear further advises that investors that acquire, hold and transfer interests in the Notes by book-entry through accounts with the Euroclear Operator or any other securities intermediary are subject to the laws and contractual provisions governing their relationship with their intermediary, as well as the laws and contractual provisions governing the relationship between such an intermediary and each other intermediary, if any, standing between themselves and the Global Security.

The Euroclear Operator advises that under Belgian law, investors that are credited with securities on the records of the Euroclear Operator have a co-property right in the fungible pool of interests in securities on deposit with the Euroclear Operator in an amount equal to the amount of interests in securities credited to their accounts. In the event of the insolvency of the Euroclear Operator, Euroclear Participants would have a right under Belgian law to the return of the amount and type of interests in securities credited to their accounts with the Euroclear Operator. If the Euroclear Operator did not have a sufficient amount of interests in securities on deposit of a particular type to cover the claims of all Euroclear Participants credited with such interests in securities on the Euroclear Operator’s records, all Participants having an amount of interests in securities of such type credited to their accounts with the Euroclear Operator would have the right under Belgian law to the return of their pro rata share of the amount of interest in securities actually on deposit.

The Euroclear Operator advises under Belgian law, the Euroclear Operator is required to pass on the benefits of ownership in any interests in securities on deposit with it, such as dividends, voting rights and other entitlements, to any person credited with such interests in securities on its records.

Purchases of Notes under the DTC system must be made by or through Direct Participants. Upon the issuance by us of the Notes, DTC will credit, on its book-entry system, the respective principal amounts of the Notes to the accounts of Participants. The accounts to be credited shall be designated by the Underwriters. The ownership interest of each actual purchaser of each Note (a “Beneficial Owner”) will be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owners entered into the transaction. Transfers of ownership interests in the Notes are expected to be effected by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except as set forth below. To facilitate subsequent transfers, all Notes deposited by Participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of Notes with DTC and their registration in the name of Cede & Co. will not effect any change in beneficial ownership. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Security.

Title to book-entry interests in the Notes will pass by book-entry registration of the transfer within the records of Clearstream, Luxembourg, Euroclear or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the Notes may be transferred within Clearstream, Luxembourg and within Euroclear and between Clearstream,

Luxembourg and Euroclear in accordance with procedures established for these purposes by Clearstream, Luxembourg and Euroclear. Book-entry interests in the Notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the Notes among Clearstream, Luxembourg and Euroclear and DTC may be effected in accordance with procedures established for this purpose by Clearstream, Luxembourg, Euroclear and DTC.

So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Notes for all purposes under the Indenture. Except as provided below, Beneficial Owners of the Notes will not be entitled to have the Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the owners or holders thereof under the Indenture. Unless and until it is exchanged in whole or in part for individual certificates evidencing the Notes represented thereby, the Global Security may not be transferred except as a whole by the Depositary for the Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

We expect that conveyance of notices and other communications by the Depositary to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. In addition, neither the Depositary nor Cede & Co. will consent or vote with respect to Notes. We have been advised that the Depositary’s usual procedure is to mail an omnibus proxy to us as soon as possible after the record date with respect to such consent or vote. The omnibus proxy would assign Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the Notes are credited on such record date (identified in a listing attached to the omnibus proxy).

Until the Notes are paid or payment thereof is duly provided for, we will, at all times, maintain a paying agent in The City of New York capable of performing the duties described herein to be performed by the Paying Agent. We have appointed the Trustee and The Bank of New York as Paying Agents. An office of a Paying Agent in The City of New York for all purposes relating to the Notes is located at the date hereof at 101 Barclay Street, New York, New York 10286.

Payments of principal of and interest, if any, on the Notes registered in the name of the Depositary or its nominee will be made by us through a Paying Agent to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither we, the Trustee, any Paying Agent nor the registrar for the Notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We have been advised that the Depositary will credit the accounts of Direct Participants with payment in amounts proportionate to their respective holdings in principal amount of interest in the Global Security as shown on the records of the Depositary. We have been advised that the Depositary’s practice is to credit Direct Participants’ accounts on the applicable payment date unless the Depositary has reason to believe that it will not receive payment on such date. We expect that payments by Participants to Beneficial Owners will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers. Such payments will be the responsibility of such Participants.

If the Depositary with respect to the Global Security is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by us within 90 days, we will issue Certificated Notes in exchange for the Notes represented by such Global Security. In addition, we may at any time and in our sole discretion determine not to use the Depositary’s book-entry system, and, in such event, we will issue Certificated Notes in exchange for the Notes represented by such Global Security.

Global clearance and settlement procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. Secondary market trading between Clearstream, Luxembourg Customers and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream, Luxembourg Customers or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary’s rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines, in European time. The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering interests in the Notes to or receiving interests in the Notes from the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream, Luxembourg Customers and Euroclear Participants may not deliver instructions directly to their respective U.S. Depositaries.

Because of time-zone differences, credits of interests in the Notes received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the Depositary settlement date. Such credits or any transactions involving interests in such Notes settled during such processing will be reported to the relevant Clearstream, Luxembourg Customers or Euroclear Participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of interests in the Notes by or through a Clearstream, Luxembourg Customer or a Euroclear Participant to a DTC participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of interests in the Notes among participants of the Depositary, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

United States taxation

General

This section summarizes the material U.S. federal tax consequences of ownership and disposition of the Notes. However, the discussion is limited in the following ways:

•	The discussion only covers you if you buy your Notes in the initial offering at the price set forth on the cover page.

•	The discussion only covers you if you hold your Notes as capital assets (that is, for investment purposes), and if you do not have a special tax status such as:

•	certain financial institutions;

•	insurance companies;

•	dealers in securities or foreign currencies;

•	persons holding the Notes as part of a hedge;

•	U.S. Holders whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.

•	The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of Notes.

•	The discussion is based on current law. Changes in the law may change the tax treatment of the Notes possibly with a retroactive effect.

•	The discussion does not cover state, local or foreign law.

•	We have not requested a ruling from the United States Internal Revenue Service (the “IRS”) on the tax consequences of owning and disposing of the Notes. As a result, the IRS could disagree with portions of this discussion.

IF YOU ARE CONSIDERING BUYING NOTES, WE SUGGEST THAT YOU CONSULT YOUR TAX ADVISOR ABOUT THE TAX CONSEQUENCES OF HOLDING THE NOTES IN YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN JURISDICTION.

Tax consequences to U.S. Holders

This section applies to you if you are a “U.S. Holder.” A “U.S. Holder” is a beneficial owner of a Note that is for U.S. federal income tax purposes:

•	an individual U.S. citizen or resident alien;

•	a corporation—or entity taxable as a corporation for U.S. federal income tax purposes—that was created under U.S. law (federal or state); or

•	an estate or trust whose world-wide income is subject to U.S. federal income tax.

If a partnership holds Notes, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding Notes, we suggest that you consult your tax advisor.

Interest

•	If you are a cash method taxpayer (including most individual holders), you must report interest on the Notes as ordinary income when you receive it.

•	If you are an accrual method taxpayer, you must report interest on the Notes as ordinary income as it accrues.

Sale or retirement of notes

On your sale, redemption or retirement of your Note:

•	You will have taxable gain or loss equal to the difference between the amount received by you and your tax basis in the Note. Your tax basis in the Note is your cost, subject to certain adjustments.

•	Your gain or loss will generally be capital gain or loss, and will be long term capital gain or loss if you held the Note for more than one year. For an individual, the maximum tax rate on long term capital gains is 15%.

•	If you sell the Note between interest payment dates, a portion of the amount you receive reflects interest that has accrued on the Note but has not yet been paid by the sale date. That amount is treated as ordinary interest income as described above under “—Interest.”

Information reporting and backup withholding

Under the tax rules concerning information reporting to the IRS:

•	Assuming you hold your Notes through a broker or other securities intermediary, the intermediary must provide information to the IRS and to you on IRS Form 1099 concerning interest and retirement proceeds on your Notes as well as on proceeds from sale or other disposition of the Notes, unless an exemption applies.

•	Similarly, unless an exemption applies, you must provide the intermediary with your Taxpayer Identification Number for its use in reporting information to the IRS. If you are an individual, this is your social security number. You are also required to comply with other IRS requirements concerning information reporting.

•	If you are subject to these requirements but do not comply, the intermediary must withhold at a rate that is currently 28% of all amounts payable to you on the Notes (including principal payments and sale proceeds). This is called “backup withholding”. If the intermediary withholds payments, you may use the withheld amount as a credit against your federal income tax liability.

•	All individuals are subject to these requirements. Some holders, including all corporations, tax-exempt organizations and individual retirement accounts, are exempt from these requirements.

Tax consequences to Non-U.S. Holders

This section applies to you if you are a “Non-U.S. Holder.” A “Non-U.S. Holder” is a beneficial owner of a Note that is not a U.S. Holder.

Withholding taxes

Generally, payments of principal and interest on the Notes will not be subject to U.S. withholding taxes.

However, in the case of interest, for the exemption from withholding taxes to apply to you, you must meet one of the following requirements:

•	You provide a completed Form W-8BEN (or substitute form) to the bank, broker or other intermediary through which you hold your Notes. The Form W-8BEN contains your name, address and a statement that you are the beneficial owner of the Notes and that you are not a U.S. Holder.

•	You hold your Note directly through a “qualified intermediary,” and the qualified intermediary has sufficient information in its files indicating that you are not a U.S. Holder. A qualified intermediary is a bank, broker or other intermediary that (1) is either a U.S. or non-U.S. entity, (2) is acting out of a non-U.S. branch or office and (3) has signed an agreement with the IRS providing that it will administer all or part of the U.S. tax withholding rules under specified procedures.

•	You are entitled to an exemption from withholding tax on interest under a tax treaty between the U.S. and your country of residence. To claim this exemption, you must generally complete Form W-8BEN and claim this exemption on the form.

•	The interest income on the Notes is effectively connected with the conduct of your trade or business in the U.S., and is not exempt from U.S. tax under a tax treaty. To claim this exemption, you must complete Form W-8ECI.

Even if you meet one of the above requirements, interest paid to you will be subject to withholding tax under any of the following circumstances:

•	The withholding agent or an intermediary knows or has reason to know that you are not entitled to an exemption from withholding tax. Specific rules apply for this test.

•	The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

•	An intermediary through which you hold the Notes fails to comply with the procedures necessary to avoid withholding taxes on the Notes.

•	You own 10% or more of the voting stock of Johnson & Johnson, are a “controlled foreign corporation” related directly or indirectly to Johnson & Johnson through stock ownership, or are a bank making a loan in the ordinary course of its business. In these cases, you will be exempt from withholding taxes only if you are eligible for a treaty exemption or if the interest income is effectively connected with your conduct of a trade or business in the U.S. and you provide us with a properly executed form W-8ECI as discussed above.

The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change. In addition, special rules apply to certain types of Non-U.S. Holders of Notes, including partnerships, trusts and other entities treated as pass-through entities for U.S. federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

Sale of notes

If you sell a Note, you will not be subject to U.S. federal income tax on any gain unless one of the following applies:

•	The gain is connected with a trade or business that you conduct in the U.S.

•	You are an individual, you are present in the U.S. for at least 183 days during the taxable year in which you dispose of the Note, and certain other conditions are satisfied.

•	The gain represents accrued interest, in which case the rules for interest would apply.

U.S. Trade or business

If you hold your Note in connection with a trade or business that you are conducting in the U.S.:

•	Any interest on the Note, and any gain from disposing of the Note, generally will be subject to income tax as if you were a U.S. Holder.

•	If you are a corporation, you may be subject to the “branch profits tax” on your earnings that are connected with your U.S. trade or business, including earnings from the Note. This tax rate is 30%, but may be reduced or eliminated by an applicable income tax treaty.

Estate taxes

If you are an individual, your Notes will not be subject to U.S. estate tax when you die. However, this rule only applies if, at your death, payments on the Notes were not connected to a trade or business that you were conducting in the U.S. or you did not own, actually or constructively, 10% or more of the total combined voting power of Johnson & Johnson.

Information reporting and backup withholding

U.S. rules concerning information reporting and backup withholding are described above. These rules apply to Non-U.S. Holders as follows:

•	Principal and interest payments you receive will be automatically exempt from the usual rules if you provide the tax certifications needed to avoid withholding tax on interest, as described above under “—Withholding Taxes”. The exemption does not apply if the withholding agent or an intermediary knows or has reason to know that you should be subject to the usual information reporting or backup withholding rules. In addition, interest payments made to you will generally be reported to the IRS on Form 1042-S.

•	Sale proceeds you receive on a sale of your Notes through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup reporting may apply if you use the U.S. office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the U.S. In general, you may file Form W-8BEN to claim an exemption from information reporting and backup withholding. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

European union tax reporting and withholding

Directive 2003/48/EC (the “Directive”) of the Council of the European Union relating to the taxation of savings income, became effective on July 1, 2005. Under the Directive, if a paying agent for interest on a debt claim is resident in one member state of the European Union and an individual who is the beneficial owner of the interest is a resident of another member state, then the former member state is required to provide information (including the identity of the recipient) to authorities of the latter member state. “Paying agent” is defined broadly for this purpose and generally includes any agent of either payor or payee. Belgium, Luxembourg and Austria have opted instead to withhold tax on the interest during a transitional period (initially at a rate of 15% but rising in steps to 35% after six years), subject to the ability of the individual to avoid withholding tax through voluntary disclosure of the investment to the individual’s member state. In addition, certain non-members of the European Union (Switzerland, Liechtenstein, Andorra, Monaco and San Marino), as well as dependent and associated territories of the United Kingdom and the Netherlands, have adopted equivalent measures effective on the same date, and some (including Switzerland) have exercised the option to apply withholding taxes as described above.

Underwriting

Under the terms and subject to the conditions in the underwriting agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, and each of the underwriters has severally and not jointly agreed to purchase, the principal amount of each series of Notes that appears opposite its name in the table below:

	Principal amount	Principal amount	Principal amount
Underwriter	of % notes	of % notes	of % notes

Goldman, Sachs & Co.	$	$	$
J.P. Morgan Securities Inc.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.

Total	$	$	$

Under the underwriting agreement, if the underwriters take any of the Notes, then the underwriters are obligated to take and pay for all of the Notes.

Each series of Notes represents a new issue of securities with no established trading market. The underwriters have advised us that they intend to make a market in each series of Notes, but they are not obligated to do so. The underwriters may discontinue any market making in any series of Notes at any time at their sole discretion. Accordingly, we cannot assure you that a liquid trading market for any series of Notes will develop and be sustained, that you will be able to sell your Notes at a particular time or that the prices you receive when you sell will be favorable.

The underwriters initially propose to offer part the Notes directly to the public at the offering prices described on the cover page and part to certain dealers at a price that represents a concession not in excess of     % of the principal amount of the     %  Notes,     % of the principal amount of the     %  Notes and     % of the principal amount of the     %  Notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of     % of the principal amount of the     %  Notes,     % of the principal amount of the     %  Notes and     % of the principal amount of the     %  Notes to certain other dealers. After the initial offering of the Notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of each series of Notes. Specifically, the underwriters may overallot in connection with this offering, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the price of any of the Notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the Notes in this offering if the syndicate repurchases previously distributed Notes in a syndicate covering transaction, a stabilization transaction or otherwise. Any of these activities may stabilize or maintain the market price of any of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $          .

In the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged, and may in the future engage, in advisory, commercial banking and/or investment banking transactions with us and our affiliates.

Offering restrictions

The Notes are offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.

Each of the underwriters has agreed that it will not offer, sell, or deliver any of the Notes, directly or indirectly, or distribute this prospectus supplement or prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of the underwriters’ knowledge and belief, result in compliance with the applicable laws and regulations and which will not impose any obligations on the Company except as set forth in the underwriting agreement.

Holders may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country in which the Notes were purchased. These taxes and charges are in addition to the issue price set forth on the cover page.

European economic area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in the Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of Notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any company which has two or more of (1) an average of over 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of Notes to the public” in relation to any Notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe the Notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

United Kingdom

Each underwriter has represented and agreed that it and each of its affiliates:

(a) has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received by it in connection with the issue or sale of the Notes in circumstances in which section 21(1) of FSMA does not apply to the Company; and

(b) has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom.

Hong Kong

The Notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the Notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Experts

The consolidated financial statements of Johnson & Johnson and its subsidiaries as of December 31, 2006 and January 1, 2006 and for each of the three fiscal years in the period ended December 31, 2006 incorporated in this Prospectus Supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, the related financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Legal opinions

The legality of the Notes will be passed upon for the Company by          , an Assistant General Counsel of the Company. Certain legal matters will be passed upon for the Underwriters by Cravath, Swaine & Moore LLP, Worldwide Plaza, 825 Eighth Avenue, New York, New York 10019. Mr.            is paid salary by us, participates in various employee benefit plans offered to our employees generally, and owns and has options to purchase shares of our Common Stock. Cravath, Swaine & Moore LLP has performed and may in the future perform legal services for us.

PROSPECTUS

JOHNSON & JOHNSON

DEBT SECURITIES AND WARRANTS

Johnson & Johnson may from time to time offer its debt securities and warrants to purchase debt securities for proceeds up to $10,000,000,000. The terms of the debt securities and of the warrants are described in the accompanying prospectus supplement, together with other terms and matters related to the offering. You should read this prospectus and the prospectus supplement carefully before you invest.

The debt securities and warrants may be sold directly or through agents, underwriters or dealers.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROSPECTUS IS NOVEMBER 13, 2006

ABOUT THIS PROSPECTUS

The information contained in this prospectus is not complete and may be changed. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of those documents.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the debt securities and warrants described in this prospectus in one or more offerings up to a total amount of $10,000,000,000. This prospectus provides you with a general description of the debt securities and warrants we may offer. Each time we issue debt securities or warrants, we will provide a prospectus supplement that will contain specific information about the terms of that specific offering. The prospectus supplement may also add to, change or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement together with additional information described under “Where You Can Find More Information”.

FORWARD-LOOKING STATEMENTS

The Company may from time to time make certain forward-looking statements in publicly-released materials, both written and oral. Forward-looking statements do not relate strictly to historical or current facts and anticipate results based on management’s plans that are subject to uncertainty. Forward-looking statements may be identified by the use of words like “plans,” “expects,” “will,” “anticipates,” “estimates” and other words of similar meaning in conjunction with, among other things, discussions of future operations, financial performance, the Company’s strategy for growth, product development, regulatory approvals, market position and expenditures.

Forward-looking statements are based on current expectations of future events. The Company cannot guarantee that any forward-looking statement will be accurate, although the Company believes that it has been reasonable in its expectations and assumptions. Investors should realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from the Company’s expectations and projections. Investors are therefore cautioned not to place undue reliance on any forward-looking statements. Furthermore, the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

Some important factors that could cause the Company’s actual results to differ from the Company’s expectations in any forward-looking statements are as follows:

Economic factors, including inflation and fluctuations in interest rates and currency exchange rates and the potential effect of such fluctuations on revenues, expenses and resulting margins;

Competitive factors, including technological advances achieved and patents attained by competitors as well as new products introduced by competitors;

Challenges to the Company’s patents by competitors or allegations that the Company’s products infringe the patents of third parties, which could potentially affect the Company’s competitive position and ability to sell the products in question and require the payment of past damages and future royalties. In particular, generic drug firms have filed Abbreviated New Drug Applications seeking to market generic forms of most of the Company’s key pharmaceutical products, prior to expiration of the applicable patents covering those products. In the event that the Company is not successful in defending the resulting lawsuits, generic versions of the product at issue will be introduced, resulting in very substantial market share and revenue losses. In addition, if the statutory 30-month stay of FDA approval expires while the lawsuit is on-going, generic versions of the product may be introduced and, in this event, would result in very substantial market share and revenue losses;

Financial distress and bankruptcies experienced by significant customers and suppliers that could impair their ability, as the case may be, to purchase the Company’s products, pay for products previously purchased or meet their obligations to the Company under supply arrangements;

The impact on political and economic conditions due to terrorist attacks in the U.S. and other parts of the world or U.S. military action overseas, as well as instability in the financial markets which could result from such terrorism or military actions;

Interruptions of computer and communication systems, including computer viruses, that could impair the Company’s ability to conduct business and communicate internally and with its customers;

Health care changes in the U.S. and other countries resulting in pricing pressures, including the continued consolidation among health care providers, trends toward managed care and health care cost containment, the shift towards governments becoming the primary payers of health care expenses and government laws and regulations relating to sales and promotion, reimbursement and pricing generally;

Government laws and regulations, affecting U.S. and foreign operations, including those relating to securities laws compliance, trade, monetary and fiscal policies, taxes, price controls, regulatory approval of new products, licensing and patent rights, and including, in particular, proposed amendments to the Hatch-Waxman Act, implementation of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 and possible drug reimportation legislation;

Competition in research, involving the development and the improvement of new and existing products and processes, is particularly significant and results from time to time in product and process obsolescence. The development of new and improved products is important to the Company’s success in all areas of its business;

Challenges and difficulties inherent in product development, including the potential inability to successfully continue technological innovation, complete clinical trials, obtain regulatory approvals in the United States and abroad, gain and maintain market approval of products and the possibility of encountering infringement claims by competitors with respect to patent or other intellectual property rights which can preclude or delay commercialization of a product;

Significant litigation adverse to the Company including product liability claims, patent infringement claims and antitrust claims;

The health care industry has come under increased scrutiny by government agencies and state attorneys general and resulting investigations and prosecutions carry the risk of significant civil and criminal penalties, including debarment from government business;

Product efficacy or safety concerns, whether or not based on scientific evidence, resulting in product withdrawals, recalls, regulatory action on the part of the FDA (or foreign counterparts) or declining sales;

The impact of business combinations, including acquisitions and divestitures, both internally for the Company and externally in the pharmaceutical, medical device and health care industries; and

Issuance of new or revised accounting standards by the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board.

The foregoing list sets forth many, but not all, of the factors that could impact upon the Company’s ability to achieve results described in any forward-looking statements. Investors should understand that it is not possible to predict or identify all such factors and should not consider this list to be a complete statement of all potential risks and uncertainties. The Company has identified the factors on this list as permitted by the Private Securities Litigation Reform Act of 1995.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, until we complete our offering of the debt securities and warrants:

•	Annual report on Form 10-K for the year ended January 1, 2006;

•	Quarterly report on Form 10-Q for the quarter ended April 2, 2006;

•	Quarterly report on Form 10-Q for the quarter ended July 2, 2006, as amended by Form 10-Q/A filed August 8, 2006;

•	Quarterly report on Form 10-Q for quarter ended October 2, 2006; and

•	Current reports on Form 8-K dated January 11, 2006, January 13, 2006, January 25, 2006, February 13, 2006 (two reports), February 17, 2006, March 8, 2006, April 17, 2006, May 9, 2006, June 26, 2006, July 11, 2006, July 17, 2006, October 6, 2006 and October 31, 2006.

The current report on Form 8-K dated October 31, 2006 replaces the Company’s previously reported consolidated financial statements for the fiscal years 2003, 2004 and 2005, the notes thereto, as well as the related Management’s Discussion and Analysis of Results of Operations and Financial Condition, Summary of Operations and Statistical Data 1995—2005 and Statement of Computation of Ratio of Earnings to Fixed Charges.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address.

Corporate Secretary’s Office
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933
(732) 524-2455

JOHNSON & JOHNSON

Johnson & Johnson and its subsidiaries have approximately 115,600 employees worldwide engaged in the manufacture and sale of a broad range of products in the health care field. Johnson & Johnson has more than 230 operating companies conducting business in virtually all countries of the world. Johnson & Johnson’s primary focus has been on products related to human health and well-being. Johnson & Johnson was incorporated in the State of New Jersey in 1887.

The Company’s structure is based on the principle of decentralized management. The Executive Committee of Johnson & Johnson is the principal management group responsible for the operations and allocation of the resources of the Company. This Committee oversees and coordinates the activities of the Consumer, Pharmaceutical and Medical Devices and Diagnostics business segments. Each subsidiary within the business segments is, with some exceptions, managed by citizens of the country in which it is located.

Johnson & Johnson’s worldwide business is divided into three segments: consumer, pharmaceutical and medical devices and diagnostics. The consumer segment’s principal products are personal care and hygienic products, including nonprescription drugs, adult skin and hair care products, baby care products, oral care products, first aid products and sanitary protection products. These products are marketed principally to the general public and distributed both to wholesalers and directly to independent and chain retail outlets.

The pharmaceutical segment’s principal worldwide franchises are in the antifungal, anti-infective, cardiovascular, dermatology, gastrointestinal, hematology, immunology, neurology, oncology, pain management, psychotropic, urology and women’s health fields. These products are distributed both directly and through wholesalers for use by health care professionals and the general public.

The medical devices and diagnostics segment includes a broad range of products used by or under the direction of health care professionals, including, suture and mechanical wound closure products, surgical equipment and devices, wound management and infection prevention products, interventional and diagnostic cardiology products, diagnostic equipment and supplies, joint replacements and disposable contact lenses. These products are used principally in the professional fields by physicians, nurses, therapists, hospitals, diagnostic laboratories and clinics. Distribution to these markets is done both directly and through surgical supply and other dealers.

Johnson & Johnson was organized in the State of New Jersey in 1887. The address of its principal executive offices is One Johnson & Johnson Plaza, New Brunswick, New Jersey 08933, and the telephone number at that address is (732) 524-0400.

All references herein to “Johnson & Johnson”, “we”, “us”, or “the Company” include Johnson & Johnson and its subsidiaries, unless the context otherwise requires.

USE OF PROCEEDS

Unless the Prospectus supplement indicates otherwise, the net proceeds to be received by Johnson & Johnson from sales of the debt securities and warrants and the exercise of warrants will be used for general corporate purposes, including working capital, capital expenditures, stock repurchase programs, repayment and refinancing of borrowings and acquisitions.

DESCRIPTION OF DEBT SECURITIES

The debt securities are to be issued under the Indenture dated as of September 15,1987 between Johnson & Johnson and BNY Midwest Trust Company (formerly known as Harris Trust and Savings Bank), Chicago, Illinois, as Trustee, as amended by the First Supplemental Indenture dated as of September 1, 1990. The indenture is filed as an exhibit to the registration statement. Certain provisions of the indenture are referred to and summarized below. You should read the complete indenture for provisions that may be important to you.

GENERAL

An unlimited aggregate principal amount of debt securities can be issued under the indenture (Section 2.01). As of the date of this prospectus, $1,800,000,000 aggregate principal amount of debt securities have been issued and remain outstanding under the indenture. Debt securities may be issued under this prospectus from time to time with proceeds, together with proceeds of the warrants, of up to $10,000,000,000 or the equivalent in foreign currency or foreign currency units.

Debt securities will be offered to the public on terms determined by market conditions at the time of sale. The debt securities may be issued in one or more series with the same or various maturities and may be sold at par or at an original issue discount. Debt securities sold at an original issue discount may bear no interest or interest at a rate which is below market rates. The debt securities will be our unsecured obligations issued in fully registered form without coupons or in bearer form with coupons (Recital and Sections 2.01 and 9.01).

Refer to the prospectus supplement for the following terms to the extent they are applicable to the debt securities:

(a) designation, aggregate principal amount and denomination;

(b) date of maturity;

(c) currency or currencies for which debt securities may be purchased and currency or currencies in which principal and interest may be payable;

(d) if the currency for which debt securities may be purchased or in which principal and interest may be payable is at the purchaser’s election, the manner in which an election may be made;

(e) interest rate;

(f) the times at which interest will be payable;

(g) redemption date and redemption price;

(h) federal income tax consequences;

(i) whether debt securities are to be issued in book-entry form, and if so, the identity of the depository and information with respect to book-entry procedures; and

(j) other terms of the debt securities.

CERTAIN COVENANTS

We will generally covenant not to create, assume or suffer to exist any lien on any Restricted Property (described below) to secure any debt of Johnson & Johnson, any subsidiary or any other person, or permit any subsidiary to do so, without securing the debt securities of any series having the benefit of the covenant by the same lien equally and ratably with the secured debt for so long as that debt shall be so secured. This covenant is subject to certain exceptions specified in the indenture. Exceptions include:

(a) existing liens or liens on facilities of corporations at the time they become subsidiaries;

(b) liens existing on facilities when acquired, or incurred to finance the purchase price, construction or improvement thereof;

(c) certain liens in favor of or required by contracts with governmental entities;

(d) liens securing debt of a subsidiary owed to Johnson & Johnson or another subsidiary;

(e) extensions, renewals or replacements in whole or part of any lien referred to in clauses (a) through (d); and

(f) liens otherwise prohibited by this covenant, securing indebtedness which, together with the aggregate amount of outstanding indebtedness secured by liens otherwise prohibited by this covenant and the value of certain sale and leaseback transactions, does not exceed 10% of the our consolidated net tangible assets (defined in the indenture as total assets less current liabilities and intangible assets) (Section 4.04).

We will also generally covenant not to, and not to permit any subsidiary to, enter into any sale and leaseback transaction covering any Restricted Property unless:

(a) we would be entitled under the provisions described above to incur debt equal to the value of the sale and leaseback transaction, secured by liens on the facilities to be leased, without equally and ratably securing the debt securities, or

(b) we, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the value of the sale and leaseback transaction to the voluntary retirement of long-term indebtedness or to the acquisition of Restricted Property (Section 4.04).

Because the covenants described above cover only manufacturing facilities in the continental United States, our manufacturing facilities in Puerto Rico (accounting for approximately 5% of our manufacturing facilities worldwide) are excluded from the operation of the covenants.

The indenture defines Restricted Property as

(a) any manufacturing facility (or portion thereof) owned or leased by Johnson & Johnson or any subsidiary and located within the continental United States which, in the opinion of the Board of Directors, is of material importance to the business of Johnson & Johnson and its subsidiaries taken as a whole, but no such manufacturing facility (or portion thereof) shall be deemed of material importance if its gross book value (before deducting accumulated depreciation) is less than 2% of Johnson & Johnson’s consolidated net tangible assets or

(b) any shares of capital stock or indebtedness of any subsidiary owning a manufacturing facility described in (a) (Section 4.04).

There are currently no liens prohibited by the covenants described above on, or any sale and leaseback transactions prohibited by such covenants covering, any property which would qualify as Restricted Property. As a result, we do not keep records identifying which of our properties, if any, would qualify as Restricted Property. We will amend this prospectus to disclose or disclose in a prospectus supplement the existence of any lien on or any sale and leaseback transaction covering any Restricted Property, which would require us to secure the debt securities or apply certain amounts to retirement of indebtedness or acquisitions of property, as provided in the covenants.

The indenture contains no other restrictive covenants, including those that would afford holders of the debt securities protection in the event of a highly leveraged transaction involving Johnson & Johnson or any of its affiliates, or any covenants relating to total indebtedness, interest coverage, stock repurchases, recapitalizations, dividends and distributions to shareholders, current ratios or acquisitions and divestitures.

AMENDMENT AND WAIVER

Other than amendments not adverse to holders of the debt securities, amendments of the indenture or the debt securities may be made with the consent of the holders of a majority in principal amount of the debt securities affected (acting as one class). Waivers of compliance with any provision of the indenture or the debt securities with respect to any series of debt securities may be made only with the consent of the holders of a majority in principal amount of the debt securities of that series. The consent of all holders of affected debt securities will be required to

(a) make any debt security payable in a currency not specified or described in the debt security;

(b) change the stated maturity of any debt security;

(c) reduce the principal amount of any debt security;

(d) reduce the rate or change the time of payment of interest on any debt security;

(e) reduce the amount of debt securities whose holders must consent to an amendment or waiver; or

(f) impair the right to institute suit for the payment of principal of any debt security or interest on any debt security (Section 9.02).

The holders of a majority in aggregate principal amount of debt securities affected may waive any past default under the indenture and its consequences, except a default (1) in the payment of the principal of or interest, or (2) in respect of a provision which cannot be waived or amended without the consent of all holders of debt securities affected (Sections 6.04 and 9.02).

EVENTS OF DEFAULT

Events of Default with respect to any series of debt securities under the indenture will include:

(a) default in payment of any principal on that series;

(b) default in the payment of any installment of interest on such series and continuance of that default for a period of 30 days;

(c) default in the performance of any other covenant in the indenture or in the debt securities and continuance of the default for a period of 90 days after we receive notice of the default from the Trustee or the holders of at least 25% in principal amount of debt securities of the series; or

(d) certain events of bankruptcy, insolvency or reorganization in respect of Johnson & Johnson (Section 6.01). The Trustee may withhold notice to the holders of a series of debt securities of any default (except in the payment of principal of or interest on the series of debt securities) if it considers withholding of notice to be in the interest of holders of the debt securities (Section 7.05). Not all Events of Default with respect to a particular series of debt securities issued under the indenture necessarily constitute Events of Default with respect to any other series of debt securities.

On the occurrence of an Event of Default with respect to a series of debt securities, the Trustee or the holders of at least 25% in principal amount of debt securities of that series then outstanding may declare the principal (or in the case of debt securities sold at an original issue discount, the amount specified in the terms thereof) and accrued interest thereon to be due and payable immediately (Section 6.02).

Within 120 days after the end of each fiscal year, an officer of Johnson & Johnson must inform the Trustee whether he or she knows of any default, describing any default and the status thereof (Section 4.03). Subject to provisions relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the indenture at the direction of any holders of debt securities unless the Trustee shall have received a satisfactory indemnity (Section 7.01).

DEFEASANCE OF THE INDENTURE AND DEBT SECURITIES

The indenture provides that Johnson & Johnson at its option,

(a) will be discharged from all obligations in respect of the debt securities of a series (except for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or destroyed debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b) need not comply with certain restrictive covenants to the indenture (including those described under “Certain Covenants”), in each case if we irrevocably deposit in trust with the Trustee money or eligible government obligations which through the payment of interest and principal in accordance with their terms will provide money, in an amount sufficient to pay all the principal of (including any mandatory redemption payments) and interest on the debt securities of such series on the dates payments are due in accordance with the terms of such debt securities; provided no default or event of default with respect to such debt securities has occurred and is continuing on the date of such deposit.

Eligible government obligations are those backed by the full faith and credit of the government which issues the currency or foreign currency unit in which the debt securities are denominated. To exercise either option, we are required to deliver to the Trustee an opinion of nationally recognized independent tax counsel to the effect that the deposit and related defeasance would not cause the holders of the debt securities of the series to recognize income, gain or loss for Federal income tax purposes. To exercise the option described in clause (a) above, the opinion must be based on a ruling of the Internal Revenue Service, a regulation of the Treasury Department or a provision of the Internal Revenue Code (Section 8.01).

GLOBAL SECURITIES

The debt securities of a series may be issued in the form of a global security which is deposited with and registered in the name of the depositary (or a nominee of the depositary) specified in the accompanying prospectus supplement. So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as provided in the indenture, owners of beneficial interests in debt securities represented by a global security will not

(a) be entitled to have debt securities registered in their names;

(b) receive or be entitled to receive physical delivery of certificates representing debt securities in definitive form;

(c) be considered the owners or holders of debt securities under the indenture; or

(d) have any rights under the Indenture with respect to the global security (Sections 2.06A and 2.13).

Unless and until it is exchanged in whole or in part for individual certificates evidencing the debt securities which it represents, a global security may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any nominee to a successor depositary or any nominee of the successor. We, in our sole discretion, may at any time determine that any series of debt securities issued or issuable in the form of a global security shall no longer be represented by a global security and the global security shall be exchanged for securities in definitive form pursuant to the indenture (Section 2.06A).

Upon the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the global security to the accounts of participants. Ownership of interests in a global security will be shown on, and the transfer of that ownership will be effected only through records maintained by the depositary (with respect to interests of participants in the depositary), or by participants in the depositary or persons that may hold interests through such participants (with respect to persons other than participants in the depositary). Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants.

DESCRIPTION OF WARRANTS

Johnson & Johnson may issue warrants for the purchase of debt securities. Warrants may be issued independently or together with any debt securities offered by any prospectus supplement and may be attached to or separate from those debt securities. The warrants are to be issued under warrant agreements to be entered into between Johnson & Johnson and a bank or trust company, as Warrant Agent, all as set forth in the prospectus supplement relating to the particular issue of warrants. The Warrant Agent will act solely as an agent of Johnson & Johnson in connection with the Warrant Certificates and will not assume any obligation or relationship of agency or trust for or with any holders of Warrant Certificates or beneficial owners of warrants. Copies of the forms of warrant agreements, including the forms of Warrant Certificates representing the warrants, are filed as exhibits to the registration statement. Summaries of certain provisions of the warrant agreements and Warrant Certificates follow. You should read the complete provisions of the warrant agreements and the Warrant Certificates.

GENERAL

If warrants are offered, the prospectus supplement will describe the terms of the warrants, including the following:

(a) the offering price;

(b) the currency for which warrants may be purchased;

(c) the designation, aggregate principal amount, currency and terms of the debt securities purchasable upon exercise of the warrants;

(d) the designation and terms of the debt securities with which the warrants are issued and the number of warrants issued with each such debt security;

(e) the date after which the warrants and the related debt securities will be separately transferable;

(f) the principal amount of debt securities purchasable upon exercise of a warrant and the price at and currency in which that principal amount of debt securities may be purchased upon the exercise;

(g) the date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

(h) federal income tax consequences;

(i) whether the warrants represented by the Warrant Certificates will be issued in registered or bearer form; and

(j) any other terms of the warrants.

Prior to the exercise of their warrants, holders of warrants will not have any of the rights of holders of the debt securities purchasable upon exercise, including the right to receive payments of principal of or interest on the debt securities purchasable upon such exercise or to enforce covenants in the indenture.

Warrant Certificates may be exchanged for new Warrant Certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement.

EXERCISE OF WARRANTS

Each warrant will entitle the holder to purchase the principal amount of debt securities at the exercise price as shall in each case be described in the prospectus supplement relating to the warrants. Warrants may be exercised at any time up to 5:00 P.M. New York time on the expiration date set forth in the prospectus supplement relating to those warrants. After the close of business on the expiration date (or such later date to which such expiration date may be extended by Johnson & Johnson), unexercised warrants will become void.

Warrants may be exercised by delivery to the Warrant Agent of payment as provided in the prospectus supplement of the amount required to purchase the debt securities purchasable upon exercise together with certain information set forth on the reverse side of the Warrant Certificate. Warrants will be deemed to have been exercised upon receipt of the exercise price, subject to the receipt within five business days of the Warrant Certificate evidencing exercised warrants. Upon receipt of payment and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the debt securities purchasable upon such exercise. If fewer than all of the warrants represented by a Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of warrants.

PLAN OF DISTRIBUTION

We may sell the debt securities and warrants:

(a) directly to purchasers;

(b) through agents;

(c) to dealers as principals; and

(d) through underwriters.

Offers to purchase debt securities and warrants may be solicited directly by Johnson & Johnson or by agents we designate from time to time. Any agent, who may be deemed to be an underwriter as that term is defined in the Securities Act of 1933, involved in the offer or sale of the debt securities and warrants is named, and any commissions payable by us to that agent are set forth, in the prospectus supplement. Agents will generally be acting on a best efforts basis.

If a dealer is utilized in the sale of the debt securities and warrants, we will sell debt securities and warrants to the dealer as principal. The dealer may then resell debt securities and warrants to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter or underwriters are utilized in the sale of the debt securities and warrants, we will enter into an underwriting agreement with the underwriters at the time of sale to them. The names of the underwriters and the terms of the transaction are set forth in the prospectus supplement, which will be used by the underwriters to make resales of the debt securities and warrants.

Agents, dealers or underwriters may be entitled under agreements which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

Johnson & Johnson may authorize underwriters or agents to solicit offers by certain institutions to purchase debt securities and warrants from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for amounts, payment and delivery as described in the prospectus supplement. Delayed delivery contracts may be entered into with commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but shall in all cases be subject to our approval. A commission described in the prospectus supplement will be paid to underwriters and agents soliciting purchases of debt securities and warrants pursuant to contracts accepted by us. Contracts will not be subject to any conditions except that:

(a) the purchase by an institution of the debt securities and Warrants covered by its contract shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

(b) we shall have sold and delivered to any underwriters named in the prospectus supplement that portion of the issue of debt securities and warrants as is set forth in the prospectus supplement. The underwriters and agents will not have any responsibility in respect of the validity or the performance of the contracts.

The place and time of delivery for the debt securities and warrants are set forth in the prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting, incorporated in this Prospectus by reference to the Johnson & Johnson Current Report on Form 8-K dated October 31, 2006 and the financial statement schedule incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Johnson & Johnson for the year ended January 1, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL OPINIONS

The legality of the debt securities and warrants will be passed upon for Johnson & Johnson by James J. Bergin, an Assistant General Counsel of Johnson & Johnson. James J. Bergin is paid a salary by Johnson & Johnson, is a participant in various employee benefit plans offered to employees of Johnson & Johnson generally, and owns and has options to purchase shares of Common Stock of Johnson & Johnson.